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Ford Posts Best July U.S. Sales Performance in Nine Years on Strong Demand for Its Newest Vehicles

•	Total Ford Motor Company U.S. sales up 5 percent last month – its best July since 2006; retail sales up 5 percent

•	Ford F-Series has best July retail sales results in nine years, while still delivering record average transaction pricing; Ford commercial vans post best July sales in 15 years

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Ford brand SUV sales up 11 percent last month for best July sales performance in 10 years. Sales of new Ford Explorer increase 27 percent, all-new Ford Edge up 17 percent, Ford Escape up 10 percent – an all-time July sales record

•	Fusion achieves best July ever; Mustang has best July performance since 2008

•	Lincoln brand delivers best July sales results in a decade, driven by strong demand for its newest SUVs, which post best July sales since 2001

DEARBORN, Mich., Aug. 3, 2015 – Strong demand for its newest products lifted Ford Motor Company to its best July U.S. sales performance since 2006, with a total of 222,731 vehicles sold last month. Retail sales increased 5 percent.

“We continue seeing even stronger demand for our newest products, especially F-150, Explorer, Edge, Mustang and Transit,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “With continued improvement in inventory, F-Series retail momentum continued building in July. Customers truly value the new F-150’s capability, performance and fuel efficiency.”

F-Series retail sales are up 13 percent, providing the best July retail results since 2006, even with continued all-time record transaction pricing – up $3,200 versus a year ago.

Van sales increased 14 percent last month with a total of 16,090 vehicles sold. The all-new Transit, which posted sales of 8,025 vehicles for July, drove Ford’s commercial van business to 15-year sales highs.

Ford brand SUV sales of 67,282 vehicles represent an 11 percent increase over year-ago levels, delivering the best July sales results since 2005 Escape sales increased 10 percent, with 29,253 vehicles sold, representing an all-time July sales record.

Explorer momentum continued with 21,361 sales – a 27 percent increase. All-new Edge performance contributed to the increase as well, with sales up 17 percent for July. Edge and Explorer are turning fast on dealer lots at just 18 days and 13 days, respectively.

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Fusion sales of 25,105 vehicles last month, posted an increase of 5 percent, marking Fusion’s best July sales performance ever. With 8,482 cars sold, Mustang sales increased 29 percent compared to a year ago. Southern California, America’s largest sports car region, continues to drive Mustang performance, with retail sales up 81 percent in July.

Lincoln sales increased 21 percent versus a year ago – the luxury brand’s best July results in a decade. Lincoln MKC was up 60 percent, while the new Navigator saw a 24 percent gain relative to a year ago. The all-new Lincoln MKX delivered a 27 percent increase, turning on dealer lots in just six days.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 195,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.